LIQUID STONE MANUFACTURING, INC. EXCLUSIVE OEM & LICENSE AGREEMENT

Contract No. ______________

THIS EXCLUSIVE OEM & LICENSE AGREEMENT ("Agreement") is made by and between Special Stone Surfaces, Es3 Inc., a Nevada corporation, having its principal place of business at 6330 Nancy Ridge Drive, Suite 108, San Diego, CA 92121, on behalf of itself and its affiliates, including but not limited to, its parent, subsidiaries, and successors and any entity merged into or with Special Stone Surfaces, Es3 Inc. (hereinafter referred to as "OEM") and Liquid Stone Manufacturing, Inc., a Nevada corporation, having its principal place of business at 2346 E. Russell Road, Las Vegas, NV 89119 (hereinafter referred to as "Licensor"). This Agreement shall be effective as of the last date written below ("Effective Date").

WHEREAS, the parties desire that OEM acquire from Licensor the right to manufacture, develop, license, sublicense and distribute and integrate with other products, the "Technology" (as defined herein below), on the terms and conditions set forth herein. This Agreement consists of:

•	this signature page
•	the attached Terms and Conditions
•	Exhibit A (Technology)
•	Exhibit B (Royalties and Minimum Fees)
•	Exhibit C (Licensed Trademarks)
•	Exhibit D (Confidentiality Agreement)
•	Exhibit E (Warrant Agreement)
•	Exhibit F (Buy Out Option)

OEM and Licensor have read, understand and agree to the terms of this Agreement and the undersigned represents that he or she is duly authorized to sign this Agreement on behalf of their respective party.

Special Stone Surfaces, Es3 Inc.	Liquid Stone Manufacturing, Inc

June 15, 2005	June 15, 2005
Date	Date

/s/ ROSS LYNDON-JAMES	/s/ ROSS LYNDON-JAMES
Signature	Signature

Ross Lyndon-James	Ross Lyndon-James
Print Name	Print Name

President	President
Title	Title

Telecopier	Telecopier

EXCLUSIVE OEM & LICENSE AGREEMENT
TERMS AND CONDITIONS

1.  DEFINITIONS

1.1  "Affiliate" of a party shall mean any entity which controls, is controlled by, or is under common control with that party, where control means ownership or control, direct or indirect, of more than fifty percent (50%) of the stock or other equity interest entitled to vote for the election of directors or equivalent governing body of the entity.

1.2  "Confidential Information" shall have the meaning specified in Exhibit D attached hereto.

1.3  "Distributor" shall mean any third party distributors, resellers or other intermediaries through whom OEM distributes Products utilizing the Technology.

1.4  "Documentation" shall mean the written materials related to the Technology to be provided to end user customers purchasing Products.

1.5  "Effective Date" shall mean the date of execution of this Agreement (including any counterpart original), as indicated on the signature page.

1.6  "Product" shall mean each product that OEM develops using the Technology.

1.7  "Technology" shall mean Licensor's technology, information, trade-secrets, other intellectual property and products related thereto set forth on Exhibit A attached hereto as amended from time to time and shall include all improvements, enhancements, upgrades, modifications and developments relating directly or indirectly thereto.

1.8  "Trademarks" shall mean Licensor's trademarks, servicemarks or tradenames.

2.  LICENSE GRANT

2.1  License. Subject to the terms, conditions and restrictions of this Agreement, including the provisions of Exhibit B, Licensor hereby grants to OEM an exclusive, sub-licensable, assignable, terminable, royalty bearing, non-transferable license in North America, Central America and South America (the "Territory") only during the term of this Agreement:

(a)  to use the Technology to manufacture, support and maintain Products.

(b)  to distribute Products in the Territory; and

(c)  to use, copy and distribute the Documentation in connection with distribution of Products.

2.2  Distribution Channels. This license is sublicensable and OEM shall be entitled to distribute Products directly to end users, through Distributors or via retail channels, or other commercially reasonable means.

2.3  No Rights to Derivative Works or Improvements so long as this Agreement is in Effect.

(a)  OEM shall have no rights, other than the license rights set forth herein, with respect to the Technology and agrees not to reverse engineer the Technology or to reverse assemble, decompile, or otherwise attempt to derive the composition of the Technology. No right to modify or otherwise prepare derivative works of the Technology is granted.

(b)  Any unauthorized modifications, derivative works, or any other intellectual property, or prospective jointly owned intellectual property, created directly or indirectly using or referring to the Technology, or components thereof, or enhancements of the Technology, shall belong exclusively to Licensor and OEM hereby assigns all rights in them (including without limitation, moral rights) to Licensor. OEM agrees to promptly enter into any further documentation required by Licensor in its sole discretion to legally or commercially effect such assignment, including, without limitation, ensuring that its employees and/or contractors do the same. OEM hereby expressly waives any rights it may obtain which are inconsistent with the foregoing.

2.4  Ownership. Subject only to the limited rights and licenses expressly granted to OEM in this Agreement, Licensor shall retain and own all right, title and interest in the Technology and Documentation, and each copy thereof and all intellectual property rights with respect thereto.

3.  USE OF Licensor's TRADEMARKS

3.1  Limited Rights. OEM shall not acquire ownership of any Trademarks and shall not use such property or rights in any manner, except as herein permitted.

3.2  License. Licensor hereby grants OEM an exclusive, transferable, sub-licensable, except as expressly provided in this Agreement, non-assignable, terminable, license in the Territory to use only those Trademarks identified in Exhibit D to this Agreement and those additional Trademarks approved by Licensor in writing from time to time ("Licensed Trademarks"), for the authorized uses specified herein.

3.3  Control. OEM acknowledges and agrees that any and all use of the Licensed Trademarks by OEM inures solely to the benefit of Licensor and that Licensor reserves the right in its sole discretion to control the nature and quality of the goods sold or services rendered by OEM utilizing the Licensed Trademarks.

3.4  Ownership by Licensor. OEM acknowledges and agrees that Licensor holds all right, title and interest in the Licensed Trademarks. Any and all goodwill arising from OEM's use of the Licensed Trademarks shall inure solely to the benefit of Licensor, and neither during nor after the termination of this Agreement and the license granted hereunder shall OEM assert any claim to the Licensed Trademarks (or any confusingly similar mark) or such goodwill. OEM shall not directly or indirectly, during the term of this Agreement or thereafter, through itself or third parties, challenge Licensor's rights in the Licensed Trademarks. In no event shall OEM seek to register any Licensed Trademark or any other mark used by Licensor in any country, state or territory thereof. In the event that the laws, regulations or practices of any legal jurisdiction convey any right in any Licensed Trademark used by Licensor to OEM, OEM hereby assigns such right or interest to Licensor and agrees to enter into any further documentation required by Licensor, in its sole discretion, to perfect ownership of such right or interest in Licensor. OEM agrees to ensure that its successors, assigns and affiliated companies, if any, comply with the terms of this provision.

4.  FEES

4.1  Prices. OEM shall pay to Licensor the applicable royalties and all other related fees as set forth in Exhibit B for the Technology and other exclusive rights provided pursuant to this Agreement.

4.2  Payments. OEM will report its sales of Products to Licensor quarterly within thirty (30) days of the end of each calendar quarter. The report will include the information reasonably necessary to calculate the royalties due hereunder. At the time of furnishing the report, OEM will pay to Licensor all unpaid royalties that accrued during the prior calendar quarter.

4.3  Interest. OEM shall pay to Licensor interest on overdue payments at an annual rate of 18 percent, compounded monthly, or, if lower, the maximum rate permitted by law.

4.4  Taxes. All payments to Licensor hereunder shall be net of all VAT, customs duties, sales, use and other taxes or charges that may be imposed upon such payments. If OEM shall be obliged to deduct any withholding tax from the royalties to be paid pursuant to this Agreement in accordance with any applicable tax law, OEM shall (i) pay such additional amounts as are necessary to ensure that the net amount actually received by Licensor, free and clear of all such taxes, will equal the full amount that Licensor would have received had no such taxes been levied, and (ii) promptly provide Licensor with the necessary certificate required by any applicable tax law showing, inter alia, that such deductions have been made. Licensor shall, at the request of OEM, apply for, and use reasonable endeavors to obtain, an exemption certificate or direction to pay gross in relation to withholding taxes on royalties under any applicable tax law.

4.5  Warrants. As additional compensation to Licensor under this Agreement, OEM shall issue to Licensor warrants pursuant to a warrant agreement attached as substantially in the form of Exhibit E.

5.  TECHNICAL SUPPORT

5.1  OEM will provide direct, technical support to OEM's customers or other end users of Products. OEM shall at all times maintain competent and sufficient technical and sales personnel to satisfy OEM's support obligation with respect to any Products or Technology. OEM's technical support function shall at a minimum include, but not necessarily be limited to: using OEM's best efforts to answer Product and Technology use questions, diagnose problems, if any, and provide solutions to problems.

5.2  OEM will designate one of its employees as the Licensor contact person to whom Licensor shall provide second level technical support for Licensor Technology by telephone, facsimile or electronic mail. Licensor shall use commercially reasonable efforts to provide solutions to reported problems. Licensor shall have no obligation to provide consultation with OEM's Distributors or end users.

6.  SALES SUPPORT

6.1  Marketing and Sales. During the term of this Agreement, at OEM's request and subject to availability and scheduling, Licensor will provide to OEM reasonable trade show support and joint sales calls on key customers, with respect to the Products and Technology. In addition, the parties will provide to each other reasonable cooperation in promoting the Technology and Products in regions in which OEM (or its Distributors) are marketing Products.

7.  TERM AND TERMINATION

7.1  Term. This Agreement shall continue for an initial term of thirty (30) years (commencing on the Effective Date, unless sooner terminated in accordance herewith). The parties may extend the term or enter into a new agreement only by their formal, mutual consent expressed in writing. Nothing set forth in this Agreement, no course of conduct, and no oral statements shall be deemed to constitute such consent. In the event that through application of law or otherwise, OEM is provided rights to compensation or to extend the term of this Agreement, OEM expressly waives any and all such rights as part of the consideration for Licensor entering into this Agreement.

7.2  Default.

(a)  If OEM fails to comply with any material undisputed payment obligation under this Agreement, and such failure is not remedied by OEM within 60 days following written notice from Licensor, Licensor may terminate this Agreement. For all other breaches, Licensor shall have no right to terminate this Agreement as it relates to OEM's right to sell the Products, and Licensor must rely solely on the recovery of damages and/or injunctive relief as appropriate in response to acts by OEM which are inconsistent with the rights granted hereunder.

(b)  In the event of default by OEM for reason of non-payment only, Licensor in addition shall be entitled, on written notice to OEM, to require that OEM immediately cease all use and distribution of the Technology or Products until this default has been fully cured.

7.3  Insolvency. This Agreement may be terminated by either party, upon 30 days prior written notice:

(a)  upon the institution by the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of its debts;

(b)  upon the institution of such proceedings against the other party, which are not dismissed or otherwise resolved in its favor within sixty (60) days thereafter;

(c)  upon the other party's making a general assignment for the benefit of creditors, or

(d)  upon the other party's dissolution or ceasing to conduct business in the normal course.

7.4  Survival.

(a)  Except as otherwise set forth herein, the parties' rights and obligations pursuant to Sections 8 and 9 shall survive any termination or expiration of this Agreement.

(b)  If this Agreement is terminated or expires, then all of OEM's rights and licenses with respect to the Technology shall terminate, provided that, OEM shall be entitled to dispose of Products in its possession on the termination date, in accordance with OEM's royalty and other obligations pursuant to this Agreement.

8.  WARRANTY

8.1  Warranty. Licensor warrants that it owns the Technology or has all rights necessary to convey the licenses granted under this Agreement. Licensor warrants that Products manufactured by OEM in accordance with the specifications of the Technology will meet the applicable product specifications and be free of defects in materials and workmanship for a warranty period equal to twelve (12) months from the date that the materials are received by a customer as a Product. This warranty is provided to OEM only and does not apply to defects caused by misuse, abuse or any other use than the normal intended use of the materials or Products. OEM's exclusive remedy, and Licensor's sole liability, arising out of this warranty shall be for Licensor to repair any defect in the Technology and to provide replacement materials to OEM for defective materials returned by OEM to Licensor during the warranty period.

8.2  DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, LICENSOR MAKES NO REPRESENTATIONS, WARRANTIES, CONDITIONS OR GUARANTEES, EITHER EXPRESS, IMPLIED, STATUTORY, ORAL, WRITTEN OR OTHERWISE, WITH RESPECT TO THE SERVICES OR GOODS COVERED BY OR FURNISHED PURSUANT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY (i) OF SATISFACTORY QUALITY, (ii) OF FITNESS FOR A PARTICULAR PURPOSE, OR (iii) ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE.

8.3  LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY IN THIS AGREEMENT, THE LIABILITY OF LICENSOR AND ITS AFFILIATES UNDER THIS AGREEMENT TO OEM, REGARDLESS OF THE BASIS OF LIABILITY OR THE FORM OF ACTION, SHALL IN NO EVENT EXCEED THE TOTAL FEES PAID TO LICENSOR BY OEM, NET OF ALL DISCOUNTS, REBATES, AND REFUNDS, FOR THE SERVICES OR GOODS DIRECTLY CAUSING THE LIABILITY. IN NO EVENT SHALL LICENSOR OR ITS AFFILIATES BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES HOWEVER CAUSED, WHETHER FOR BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE, AND WHETHER OR NOT THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE ESSENTIAL PURPOSE OF THIS SECTION IS TO LIMIT THE POTENTIAL LIABILITY OF LICENSOR AND ITS AFFILIATES ARISING OUT OF THIS AGREEMENT.

9.  CONFIDENTIALITY

9.1  Confidential Information. In connection with the transactions contemplated by this Agreement, the parties may become exposed to Confidential Information of the other. Accordingly, the parties shall be bound by the terms of the Confidentiality Agreement attached hereto as Exhibit D.

10.  GENERAL

10.1  Governing Law. OEM acknowledges that OEM is based in the State of California, U.S.A. and requires uniformity and consistency in the laws under which it deals with all its domestic and international Licensors, and the services which are the subject matter of this Agreement are being provided in California. Accordingly, this Agreement shall be governed and construed in accordance with the laws of California, U.S.A., without regard to any conflicts of law principles.

10.2  Forum Selection. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of the state or federal courts in the County of San Diego, State of California; and the parties agree and submit to the personal and exclusive jurisdiction and venue of these courts. OEM hereby waives any and all rights it may have in and to any other forum or any other applicable law.

10.3  Government Requirements. OEM shall obtain and maintain all permits, licenses and government registrations necessary or appropriate to facilitate OEM's performance hereunder and for OEM to perform hereunder and shall make all filings with governmental authorities required of this Agreement by applicable law.

10.4  Severability. If any provision, or part thereof, of this Agreement is judicially declared invalid, void or unenforceable, each and every other provision, or part thereof, nevertheless shall continue in full force and effect, and the unenforceable provision shall be changed or interpreted so as best to accomplish the objectives and intent of such provision within the limits of applicable law.

10.5  Independent Contractor. The relationship of Licensor and OEM established by this Agreement is that of independent contractor. This Agreement does not give either party the power to direct and control the day to day activities of the other, and they shall take no action to directly or indirectly hold themselves out as legal partners, joint venturers, co-owners, principal agent, or otherwise participants in a joint or common undertaking, or allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

10.6  Entire Agreement Modification. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior or contemporaneous understandings or agreements, whether oral or written regarding the subject matter hereof. This Agreement shall be modified or amended only by a writing signed by both OEM and Licensor.

10.7  Executory Contract. OEM and Licensor agree that this Agreement is an executory contract.

10.8  Waiver. The failure of either party to enforce any of its rights hereunder or at law shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other party, unless such failure or waiver is in writing.

10.9  Assignment.

(a)  By Licensor. This Agreement may be assigned by Licensor in its sole discretion without notice to any entity which assumes its obligations and acquires ownership of or the right to use, sell, distribute and license the Technology as herein contemplated.

(b)  By OEM. Licensor makes this Agreement in reliance upon the reputation of OEM and its management, and accordingly this Agreement may not be assigned or encumbered by OEM without Licensor's prior written consent, which consent shall be in its sole discretion.

10.10  Notices. All notices, requests or other communications under this Agreement shall be in writing, and shall be sent to the parties at their addresses listed on page 1 above, and shall be deemed to have been duly given on the date of service if sent by facsimile (provided a hard copy is sent in one of the manners specified below), or on the day following service if sent by overnight air courier service with next day delivery and with written confirmation of delivery, or five (5) days after mailing if sent by first class, registered or certified mail, return receipt requested. Each party is required to notify the other party in the above manner of any change of address or change of project manager

10.11  Force Majeure. Licensor shall not be liable for any delay or non-performance due to acts of God, natural casualties, war, trade embargoes, government regulations, strikes, power outages, material shortages, software viruses and/or bugs, civil unrest and/or other causes beyond its reasonable control (a "Force Majeure Event"). If a Force Majeure Event occurs, Licensor shall give OEM written notice within ten (10) days of such occurrence, detailing the circumstances of the Force Majeure Event and an estimate of the anticipated delay in performance. Licensor shall use commercially reasonable efforts to develop a mutually acceptable work-around plan in an attempt to minimize the impact of the Force Majeure Event. Performance shall be resumed upon termination of the Force Majeure Event. If the Force Majeure Event is expected to continue for more than six (6) months, the parties shall discuss whether to terminate this agreement.

10.12  No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Licensor and OEM any rights, remedies or other benefits under or by reason of this Agreement.

10.13  Compliance with Laws. OEM shall comply and instruct its Distributors to comply with all applicable laws and regulations applicable to its or their activities under this Agreement.

10.14  Government Approvals. OEM represents and warrants that no consent or approval with any governmental authority is required in connection with the valid execution and performance of this Agreement. OEM shall be responsible for any required filings of this Agreement with any government agencies.

10.15  English Language. English shall be used as the authoritative text of this Agreement, regardless of the existence of counterparts translated into another language, and all communications, arbitrations and other adjudications hereunder shall be made and conducted in English.

10.16  Currency. All dollar amounts specified herein are in U.S. dollars, and all payments pursuant to this Agreement shall be in U.S. dollars.

10.17  Attorney's Fees. In the event a dispute arises regarding this Agreement, the prevailing party shall be entitled to its reasonable attorney's fees and expenses incurred in addition to any other relief to which it is entitled.

10.18  Buy Out Option. All Technology and related intellectual property under this agreement may be purchased by OEM at its option at any time in accordance with the formula established in Exhibit F.

EXHIBIT A

Technology

Technology:         Formulas for:

Liquid Stone Acrylic Binder

Flagstaff Liquid Sandstone

White Liquid Sandstone

Liquid Limestone

Pebble Render Production Sheet

Deliverables:       Not Applicable

Type of License                 Exclusive 30 year right to manufacture, market and distribute Liquid Stone products

Territory   North America, Central America and South America

EXHIBIT B

Royalties and Minimum Fees

1.            ROYALTIES.

OEM shall pay to Licensor a royalty for the license on the Technology in an amount equal to OEM's net sales of Products based on the following scale:

Total sales:	Royalty

$0 to $50 million	7%

$50 million to $150 million	6%

$150 million to $300 million	5%

$300 million to $600 million	4%

Over $600 million	3%

For these purposes, "net sales" means the amount of revenue generated from the sale of Products, net of shipping, discounts, rebates, credits and returns

2.             MINIMUM ANNUAL FEES

As a condition of retaining its rights under this Agreement, OEM must pay royalties to Licensor in the minimum annual amount of US $200,000 for sales made during the first full calendar year of this Agreement. Thereafter the minimum annual royalty shall increase at the rate of twenty percent (20%) per annum for each year that this Agreement is in effect.

EXHIBIT C

LICENSED TRADEMARKS

None

EXHIBIT D

CONFIDENTIALITY AGREEMENT

Contract No. ______________

THIS CONFIDENTIALITY AGREEMENT ("Agreement") is made by and between Special Stone Surfaces, Es3 Inc., a Nevada corporation, having its principal place of business at 6330 Nancy Ridge Drive, Suite 108, San Diego, CA 92121, on behalf of itself and its affiliates, including but not limited to, its parent, subsidiaries, and successors and any entity merged into or with Special Stone Surfaces, Es3 Inc. and Liquid Stone Manufacturing, Inc., a Nevada corporation, having its principal place of business at 2346 E. Russell Road, Las Vegas, NV 89119. This Agreement is mutual and each party disclosing Confidential Information is referred to in this Agreement as "Disclosing Party", while the receiving party is referred to as "Receiving Party". This Agreement shall be effective as of the last date written below ("Effective Date").

This Agreement consists of:

•	this signature page
•	the attached Terms and Conditions

Each party has read, understands and agrees to the terms of this Agreement and the undersigned represents that he or she is duly authorized to sign this Agreement on behalf of each.

Special Stone Surfaces, Es3 Inc.	Liquid Stone Manufacturing, Inc

June 15, 2005	June 15, 2005
Date	Date

Signature	Signature

Ross Lyndon-James	Ross Lyndon-James
Print Name	Print Name

President	President
Title	Title

Telecopier	Telecopier

CONFIDENTIALITY AGREEMENT
TERMS AND CONDITIONS

1.    The purpose of Disclosing Party disclosing Confidential Information to Receiving Party shall only be for Receiving Party to perform its obligations to carry out the terms of a license arrangement between the parties and for no other purpose. Receiving Party shall not use such Confidential Information for any other purpose, for its own benefit or for the benefit of any third party. This Agreement is not a license or assignment of any ownership interest in any Confidential Information, as defined below, or any other rights of Disclosing Party

2.    "Confidential Information" means any and all information and material relating directly or indirectly to Disclosing Party's past, present or future research, development, technology or business activities or contemplated business activities whether or not disclosed in writing, orally or in any other form and whether reduced to writing or other tangible form. Confidential Information includes, but is not limited to, all of the following: technical data, designs, drawings, specifications, systems, techniques, models, business data, documentation, computer software programs, manuals, source code, object code, diagrams, flow charts, research, development, processes, procedures, "know-how," new product or new technology information, product prototypes, information capable of being embodied in a patent application or copyright application or any international equivalents thereof, product copies, quantity of products and kind of products licensed, product returns, unannounced products, white papers, manufacturing, development or marketing techniques and materials, development or marketing timetables, strategies and development plans, including trade names, trademarks, customer, supplier or personal names and other information related to customers, suppliers or personnel, pricing policies and financial information, other confidential reports and lists of and information relating to suppliers, customers and prospects, and other information of a similar nature, and any other trade secrets or non-public business information disclosed by Disclosing Party to Receiving Party before or after the execution of this Agreement. Confidential Information does not include information that Receiving Party establishes: (a) is generally known to the public at the date of disclosure; (b) enters the public domain during the term of this Agreement through no fault, action or inaction of Receiving Party; or (c) was rightfully in its possession prior to disclosure by Receiving Party as evidenced by Disclosing Party's written records in which Disclosing Party hereby grants an unrestricted license to the same company. Disclosing Party further acknowledges that any information and materials received by Receiving Party from third parties in confidence shall be deemed to be and shall be included in the definition of Confidential Information.

3.    Receiving Party will not copy, modify, reverse engineer, photograph, photocopy, map, alter, disassemble, mirror, decompile, enhance, or make derivative works, translations, or compilations or portions, or in any manner use or reproduce any materials containing or constituting Confidential Information or constituting Disclosing Party's intellectual property without the express prior written consent of the Disclosing Party, and will return all such materials, together with any copies thereof, promptly after the purposes for which they were furnished have been accomplished, or upon the request of Disclosing Party. Any authorized or unauthorized modifications, derivative works, translations, or any other intellectual property, or prospective jointly owned intellectual property, created directly or indirectly using or referring to the Confidential Information, or components thereof, or enhancements using the Confidential Information, shall belong exclusively to Disclosing Party and Receiving Party hereby assigns all rights in them (including without limitation moral rights) to the Disclosing Party. Receiving Party agrees to promptly enter into any further documentation required by Disclosing Party in its sole discretion to legally or commercially affect such assignment, including, without limitation, ensuring that its employees and/or contractors do the same. Receiving Party hereby expressly waives any rights it may obtain inconsistent with the foregoing through application of the law of another state, country or otherwise. Additionally, upon request of Disclosing Party, Receiving Party will destroy materials received or prepared by Disclosing Party that contain Confidential Information.

4.    Disclosure of Confidential Information is not precluded if such disclosure is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided that Receiving Party first give notice to Disclosing Party and make a reasonable effort to obtain a protective order requiring that the Confidential Information be disclosed only for limited purposes for which the order was issued.

5.    Receiving Party shall use the Confidential Information only for the purpose for which it was disclosed. Receiving Party shall not disclose Confidential Information to any third party (including, without limitation, subcontractors) without first obtaining Disclosing Party's written consent and shall disclose Confidential Information only to its own employees having a need to know and who agree to be similarly bound by the terms and conditions contained herein and have signed employee work for hire and confidentiality agreements with Receiving Party. Receiving Party shall promptly notify Disclosing Party of any items of Confidential Information prematurely disclosed. Additionally, Receiving Party agrees to use at least the same degree of care, but no less than a reasonable degree of care, to avoid unauthorized disclosure or use of the Confidential Information as Receiving Party employs with respect to its own proprietary information of like importance.

6.    Notwithstanding the fact that Confidential Information may be disclosed to Receiving Party subject to this Agreement, Receiving Party understands and agrees that all such Confidential Information shall remain the exclusive property of Disclosing Party.

7.    Receiving Party agrees that Disclosing Party shall solely own and have exclusive worldwide right, title and interest in and to all proprietary technology and functionality, training ideas, data, processes, procedures and materials, including, without limitation, works of expression, all copyrights, all patent rights, know-how and all trade secret rights comprising or relating directly or indirectly to the Confidential Information (collectively, "IP Rights") in such works that are received, developed, written, or conceived by Receiving Party under and during the term of any agreement between the parties and any and all derivatives thereof and hereby assigns all right, title, and interest in and to the same to Disclosing Party. Accordingly, Receiving Party agrees to promptly disclose, deliver and enter into (and to cause its employees or employed subcontractors to do the same) any further documents Disclosing Party deems necessary in its sole discretion to assign to Disclosing Party all such patentable inventions, discoveries, and improvements, trade secrets, and all works subject to copyright. Receiving Party agrees, without the necessity of further consideration, but without expense to the Receiving Party, to execute all documents, patent applications and arrangements which Disclosing Party deems necessary in its sole discretion to further document ownership and/or assignment and to take whatever steps may be needed to give Disclosing Party the full benefit of them in the United States and internationally. Receiving Party specifically agrees that all copyrightable material whether derivative works, composite works or otherwise which is generated or developed under any agreement between the parties, including but not limited to all source code, object code, data, processes, procedures, software, models, specifications mechanical drawings (whether drawn by hand or CAD), computer programs and documentations, shall be considered works made for hire under the copyright laws of the United States and that they shall, upon creation, be owned exclusively by Disclosing Party. To the extent that any such materials, under applicable law, may not be considered works made for hire, Receiving Party hereby irrevocably assigns and conveys, and shall cause its employees or employed subcontractors similarly to assign and convey, to Disclosing Party the ownership of all copyrights or other proprietary rights of any nature whatsoever in such materials without the necessity of any further consideration, and Disclosing Party shall be entitled to register and hold in its own name all copyrights or other proprietary rights of any nature whatsoever in respect of such materials. Receiving Party shall not, directly or indirectly through itself or any third party, challenge, contest or otherwise impair Disclosing Party's ownership of the IP rights.

8.    Each party understands and acknowledges that the Confidential Information has been developed or obtained by Disclosing Party by the investment of significant time, effort and expense and provides Disclosing Party with a significant competitive advantage in its business. If Receiving Party fails to comply with any obligations hereunder, Disclosing Party will suffer immediate, irreparable harm for which monetary damages will provide inadequate compensation. Accordingly, the parties hereto agree that the Disclosing Party will be entitled, in addition to any other remedies available to it, at law or in equity, to injunctive relief to specifically enforce the terms of this Agreement.

9.    Receiving Party acknowledges that Disclosing Party is based in the State of California, U.S.A. and requires uniformity and consistency in the laws under which it deals with all domestic and international businesses and the subject matter of this agreement is based in California. Accordingly, this Agreement will be governed by and construed in accordance with the laws of the State of California without reference to its choice of law rules and as if executed, delivered, and wholly-performed within the State of California. Any litigation regarding the interpretation, breach or enforcement of this Agreement will be filed in and heard only by the state or federal courts with jurisdiction to hear such disputes in San Diego County, California, or any other court that the Disclosing Party in its sole discretion as owner of the intellectual property licensed hereunder selects; and the parties hereby expressly submit to the jurisdiction of such courts. Receiving Party hereby waives any right it may have to any other forum or to any other applicable law.

10.    If any judicial or other proceeding is brought by either party regarding the interpretation or enforcement of this Agreement, the prevailing party will recover from the other all costs, attorneys' fees and other expenses incurred by the prevailing party with regard to that proceeding, and the right to such costs, attorneys' fees and other expenses shall be deemed to have accrued upon the commencement of said proceeding and shall be enforceable whether or not said proceeding is prosecuted to judgment.

11.    No rights or obligations other than those expressly recited herein are to be implied from this Agreement. No license is hereby granted, directly or indirectly, to any of the Confidential Information.

12.    If at any time the Disclosing Party determines in its sole discretion that the laws or policies of any state or country are or become materially insufficient to protect its intellectual or proprietary rights in the Confidential Information, the Disclosing Party may restrict or terminate Receiving Party's right to use or bundle or distribute Confidential Information in or to that state or country, upon written notice to Receiving Party without giving rise to any claim or liability for damages or costs. Receiving Party shall take all actions reasonably necessary to comply with and enforce any such restriction or termination.

13.    If any provision of this Agreement is held, in a final and non-appealable decision by an arbitrator or court of competent jurisdiction, not to comply with any applicable law, now existing or hereafter enacted, such provision shall to the extent possible be interpreted so as to comply with such law or condition or, if such interpretation is not possible, it shall be deemed amended to satisfy the requirements thereof. Any provision hereof deemed invalid or unenforceable, in a final and non-appealable decision by an arbitrator or court of competent jurisdiction, shall be severed from this Agreement, the balance of which shall remain enforceable. Any severed or altered provision shall be automatically replaced by another provision resulting in the same economic position to the parties as if the severed provision had not been severed.

14.    This Agreement is entered into in connection with an Exclusive OEM & License Agreement and may be assigned by the parties only in connection with an assignment of that Exclusive OEM & License Agreement.

15.    This Agreement is binding upon successors, assigns and legal representatives of Receiving Party and protects the Confidential Information of any successors or assigns of the Disclosing Party.

16.    English is the authoritative text of this Agreement, regardless of the existence of counterparts translated into another language, and all communications, arbitrations, and other adjudications hereunder shall be made and conducted in English.

17.    This Agreement constitutes the entire agreement of the parties, supersedes any prior and contemporaneous oral or written understanding as to the subject matter hereof, and excludes all implied representations, conditions, warranties, and other terms. Each party acknowledges that it is entering into this Agreement as a result of its own independent investigation and not as a result of any representation of the other party not contained herein.

EXHIBIT E

WARRANT AGREEMENT

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SPECIAL STONE SURFACES, Es3 INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Right to Purchase up to 600,000 Shares of Common Stock of
Special Stone Surfaces, Es3 Inc.
(subject to adjustment as provided herein)

COMMON STOCK PURCHASE WARRANT

No. 05-LSM-01	Issue Date: _________, 2005

SPECIAL STONE SURFACES, Es3 INC., a Nevada corporation, hereby certifies that, for value received, Liquid Stone Manufacturing, Inc., a Nevada corporation, or assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company (as defined herein) from and after the Issue Date of this Warrant and at any time or from time to time before 5:00 p.m., San Diego time, through the close of business _____________, 2010 (the "Expiration Date"), up to 600,000 fully paid and nonassessable shares of Common Stock (as hereinafter defined), at the price per share of $0.70 (the "Exercise Price"). The number and character of such shares of Common Stock and the applicable Exercise Price per share are subject to adjustment as provided herein.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a)  The term "Company" shall include Special Stone Surfaces, Es3 Inc. and any corporation which shall succeed, or assume the obligations of, Special Stone Surfaces, Es3 Inc. hereunder.

(b)  The term "Common Stock" includes (i) the Company's common stock, par value $0.01 per share; and (ii) any other securities into which or for which any of the securities described in (i) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

(c)  The term "Other Securities" refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 4 or otherwise.

1.  EXERCISE OF WARRANT.

1.1  Number of Shares Issuable upon Exercise. From and after the date hereof through and including the Expiration Date, the Holder shall be entitled to receive, upon exercise of this Warrant in whole or in part, by delivery of an original or fax copy of an exercise notice in the form attached hereto as Exhibit A (the "Exercise Notice"), shares of Common Stock of the Company, subject to adjustment pursuant to Section 3 and 4.

1.2  Fair Market Value. For purposes hereof, the "Fair Market Value" of a share of Common Stock as of a particular date (the "Determination Date") shall mean:

(a)  If the Company's Common Stock is traded on the American Stock Exchange or another national exchange or is quoted on the National or SmallCap Market of The Nasdaq Stock Market, Inc. ("Nasdaq"), then the closing or last sale price, respectively, reported for the last business day immediately preceding the Determination Date.

(b)  If the Company's Common Stock is not traded on the American Stock Exchange or another national exchange or on the Nasdaq but is traded on the NASD OTC Bulletin Board, then the mean of the average of the closing bid and asked prices reported for the last business day immediately preceding the Determination Date.

(c)  Except as provided in clause (d) below, if the Company's Common Stock is not publicly traded, then as the Holder and the Company agree or in the absence of agreement by arbitration in accordance with the rules then in effect of the American Arbitration Association, before a single arbitrator to be chosen from a panel of persons qualified by education and training to pass on the matter to be decided.

(d)  If the Determination Date is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up pursuant to the Company's charter, then all amounts to be payable per share to holders of the Common Stock pursuant to the charter in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Stock in liquidation under the charter, assuming for the purposes of this clause (d) that all of the shares of Common Stock then issuable upon exercise of the Warrant are outstanding at the Determination Date.

1.3  Company Acknowledgment. The Company will, at the time of the exercise of the Warrant, upon the request of the Holder hereof acknowledge in writing its continuing obligation to afford to such Holder any rights to which such Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such holder any such rights.

2.  PROCEDURE FOR EXERCISE.

2.1  Delivery of Stock Certificates, Etc., on Exercise. The Company agrees that the shares of Common Stock purchased upon exercise of this Warrant shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares in accordance herewith. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within three (3) business days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) to which such Holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash equal to such fraction multiplied by the then Fair Market Value of one full share, together with any other stock or other securities and property (including cash, where applicable) to which such Holder is entitled upon such exercise pursuant to Section 1 or otherwise.

2.2  Exercise. Payment shall be made in cash or by certified or official bank check payable to the order of the Company equal to the applicable aggregate Exercise Price for the number of Common Shares specified in such Exercise Notice (as such exercise number shall be adjusted to reflect any adjustment in the total number of shares of Common Stock issuable to the Holder per the terms of this Warrant) and the Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock (or Other Securities) determined as provided herein.

3.  EFFECT OF REORGANIZATION, ETC.; ADJUSTMENT OF EXERCISE PRICE.

3.1  Reorganization, Consolidation, Merger, Etc. In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Warrant, on the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Stock (or Other Securities) issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 4.

3.2  Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, concurrently with any distributions made to holders of its Common Stock, shall at its expense deliver or cause to be delivered to the Holder the stock and other securities and property (including cash, where applicable) receivable by the Holder of the Warrant pursuant to Section 3.1.

3.3  Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 3, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 4. In the event this Warrant does not continue in full force and effect after the consummation of the transactions described in this Section 3, then the Company's securities and property (including cash, where applicable) receivable by the Holders of the Warrant will be delivered to the Holder as contemplated by Section 3.2.

4.  EXTRAORDINARY EVENTS REGARDING COMMON STOCK. In the event that the Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 4. The number of shares of Common Stock that the holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive shall be increased to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 4) be issuable on such exercise by a fraction of which (a) the numerator is the Exercise Price that would otherwise (but for the provisions of this Section 4) be in effect, and (b) the denominator is the Exercise Price in effect on the date of such exercise.

5.  Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the exercise of the Warrant, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the Exercise Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the holder of the Warrant and any Warrant agent of the Company (appointed pursuant to Section 11 hereof).

6.  Reservation of Stock, Etc., Issuable on Exercise of Warrant. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, shares of Common Stock (or Other Securities) from time to time issuable on the exercise of the Warrant.

7.  Assignment; Exchange of Warrant. Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered holder hereof (a "Transferor") in whole or in part. On the surrender for exchange of this Warrant, with the Transferor's endorsement in the form of Exhibit B attached hereto (the "Transferor Endorsement Form") and together with evidence reasonably satisfactory to the Company demonstrating compliance with applicable securities laws, which shall include, without limitation, the provision of a legal opinion from the Transferor's counsel (at the Company's expense) that such transfer is exempt from the registration requirements of applicable securities laws, and with payment by the Transferor of any applicable transfer taxes) will issue and deliver to or on the order of the Transferor thereof a new Warrant of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a "Transferee"), calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant so surrendered by the Transferor.

8.  Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

9.  Warrant Agent. The Company may, by written notice to each Holder of the Warrant, appoint an agent for the purpose of issuing Common Stock (or Other Securities) on the exercise of this Warrant pursuant to Section 1, exchanging this Warrant pursuant to Section 7, and replacing this Warrant pursuant to Section 8, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

10.  Transfer on the Company's Books. Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

11.  Notices, Etc. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by such Holder or, until any such Holder furnishes to the Company an address, then to, and at the address of, the last Holder of this Warrant who has so furnished an address to the Company.

12.  Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be governed by and construed in accordance with the laws of State of California without regard to principles of conflicts of laws. Any action brought concerning the transactions contemplated by this Warrant shall be brought only in the California state courts located in San Diego County, California or in the United States District Court for the Southern District of California. The individuals executing this Warrant on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Warrant is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Warrant. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof. The Company acknowledges that legal counsel participated in the preparation of this Warrant and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Warrant to favor any party against the other party.

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

Special Stone Surfaces, Es3 Inc.

By:
Name:
Title:

EXHIBIT A

FORM OF SUBSCRIPTION

(To Be Signed Only On Exercise Of Warrant)

TO:     Special Stone Surfaces, Es3 Inc.

Attention:            Chief Financial Officer

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.____), hereby irrevocably elects to purchase (check applicable box):

________ shares of the Common Stock covered by such Warrant; or

the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in Section 2.

The undersigned herewith makes payment of the full Exercise Price for such shares at the price per share provided for in such Warrant, which is $___________. Such payment takes the form of (check applicable box or boxes):

$__________ in lawful money of the United States; and/or

the cancellation of such portion of the attached Warrant as is exercisable for a total of _______ shares of Common Stock (using a Fair Market Value of $_______ per share for purposes of this calculation); and/or the cancellation of such number of shares of Common Stock as is necessary, in accordance with the formula set forth in Section 2.2, to exercise this Warrant with respect to the maximum number of shares of Common Stock purchasable pursuant to the cashless exercise procedure set forth in Section 2.

The undersigned requests that the certificates for such shares be issued in the name of, and delivered to ___________________ whose address is ___________________
____________________________________________________________________________________________________________________________________________

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to an exemption from registration under the Securities Act.

Dated:
(Signature must conform to name of holder as specified on the face of the Warrant)

Address:

EXHIBIT B

FORM OF TRANSFEROR ENDORSEMENT

(To Be Signed Only On Transfer Of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto the person(s) named below under the heading "Transferees" the right represented by the within Warrant to purchase the percentage and number of shares of Common Stock of Special Stone Surfaces, Es3 Inc. into which the within Warrant relates specified under the headings "Percentage Transferred" and "Number Transferred," respectively, opposite the name(s) of such person(s) and appoints each such person Attorney to transfer its respective right on the books of Special Stone Surfaces, Es3 Inc. with full power of substitution in the premises.

Transferees	Address	Percentage Transferred	Number Transferred

Dated:
(Signature must conform to name of holder as specified on the face of the Warrant)

Address:

SIGNED IN THE PRESENCE OF:

(Name)

ACCEPTED AND AGREED:
[TRANSFEREE]

(Name)

Exhibit F

BUY OUT OPTION

During the term of this Agreement, OEM shall have the option and right to acquire all of Licensor's right, title and interest in the Technology and the Products in exchange for the cash payment set forth on the schedule below:

Date        Payment
After the first anniversary of the Effective Date:                  $2 million
After the second anniversary of the Effective Date:            $4 million
After the third anniversary of the Effective Date:                $8 million

Royalty payments made during the term of the Agreement shall not be applied to the Buy Out Option.

OEM shall exercise the Buy Out Option by delivery of a written notice to Licensor.

Licensor shall have 10 days from the date of OEM's Buy Out Option notice to demand payment in registered, freely tradeable shares of the Common Stock of OEM, at an effective price of $.75 per share, in lieu of payment in cash.

The closing of the Boy Out Option, whether through payment of cash or Common Stock, shall take place at the offices of the OEM 30 days following the date of OEM's Buy Out Option notice.